EXHIBIT 10.16

                         HUBBARD REAL ESTATE INVESTMENTS

                             TRUSTEES' DEFERRED PLAN

                             ARTICLE I - DEFINITIONS

1.1      "Trust"  means  Hubbard  Real  Estate  Investments,  an  unincorporated
         voluntary   association   of  a  type   commonly   referred   to  as  a
         "Massachusetts business trust", its successors and assigns.

1.2      "Board" means the Board of Trustees of the Trust.
1.3      "Trustee" means a member of the Board.
1.4 "Participating Trustee" means a Trustee who has elected to participate in this Plan pursuant to Article II.
1.5 "Fees" mean all amounts earned during a calendar year by a Trustee in his capacity as a member of the Board or any committee of the Board, exclusive of any amounts payable to a Trustee in reimbursement of expenses.

                           ARTICLE II - PARTICIPATION.

2.1      Participation in this Plan by Trustees shall be voluntary.
2.2 A Trustee may participate in this Plan by filing with the Trust on or before December 31 of any year a written election to defer receipt of all or a specified percentage of his fees for succeeding calendar years.

2.3 Any individual elected to fill a vacancy on the Board, who was not a Trustee on the December 31 preceding his election, may participate in this Plan by filing with the Trust, before his term of office commences, a written election to defer receipt of all or a specified percentage of his fees for the balance of the calendar year following such election and for succeeding calendar years.

2.4 A Participating Trustee may, on or before December 31 of any year, change his election of percentage of fees to be deferred for succeeding calendar years, by filing with the Trust a written change of election.

2.5 A Participating Trustee's election to defer fees continues from year to year unless, on or before December 31 of any year, by written notice of termination filed with the Trust, he terminates his election for succeeding calendar years.

                        ARTICLE III - MEMORANDUM ACCOUNTS

3.1 The Trust will maintain a separate memorandum account for each Participating Trustee to which there shall be credited the fees earned by the Participating Trustee and deferred under this Plan and the interest accrued under the terms of this Plan on amounts credited to the memorandum account. The memorandum account shall be maintained by the Trust until all amounts credited thereto have been paid in accordance with the terms of this Plan.

3.2 The Trust will not set aside any monies or otherwise fund this Plan. Fees deferred under this Plan, and interest accrued on amounts credited to memorandum accounts, shall be paid by the Trust out of its general funds at the times and in the manner provided in this Plan.

3.3 Interest shall be credited to the memorandum account of a Participating Trustee or former Participating Trustee as of December 31 of each year and as of the day prior to the date of any lump sum payment pursuant to
         Section 4.3. The amount of interest to be credited as of any such date shall be computed from the immediately preceding January 1 at the rate of ten (10%) per cent, on an amount equal to the average of (i) the amount credited to his memorandum account as of January 1 immediately preceding the date as of which interest is credited, less the amount, in the case of a former Participating Trustee receiving installment payments pursuant to Section 4.1, of the installment payment paid to

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         him on the first  business day  following  such January 1, and (ii) the amount credited to his memorandum account on the day preceding the date as of which interest is credited.

3.4 Each participating Trustee, and each former Participating Trustee with a balance credited to a memorandum account, shall be furnished annually with a written statement of his memorandum account.

                              ARTICLE IV - PAYMENTS

4.1 Except as provided in Sections 4.3 and 4.4, fees deferred under this Plan by a Participating Trustee, together with the interest accrued on amounts credited to his memorandum account through and including December 31 of the calendar year in which he ceases to be a Trustee, will be paid to him in not less that two nor more than ten equal annual installments, the number of such installments to be specified in writing by each Trustee in his election to participate in the Plan. The first of such installments shall be paid on the first business day of the calendar year immediately following the year in which he ceases to be a Trustee. The remaining installment or installments as the case may be, shall be paid on the first business day of each of that number of succeeding years for which the Trustee has elected to receive such installments. There shall be paid with each such installments the interest credited to the memorandum account as of the December 31 immediately preceding the date of the installment payment for the calendar year immediately preceding the installment payment date.

4.2 In the event a Participating Trustee terminates his election pursuant to Section 2.5, payments to him shall not commence until the first business day of the calendar year immediately following the year in which he ceases to be a Trustee and such payments shall be made as provided in Section 4.1.

4.3 In the event a Participating Trustee, or former Participating Trustee, ceases to be a Trustee of the Trust and becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Trust, the entire balance credited to this memorandum account may be paid immediately to him in a lump sum if directed by the Board, in its sole discretion.

4.4 Upon the death of a Participating Trustee, or a former Participating Trustee who has a balance remaining in his memorandum account on the date of his death, the balance credited to his memorandum account on the first business day of the calendar year following the year in which his death occurs shall be paid to the executor or administrator of his estate in full on such date.

Article V - Amendment or Termination

5.2 The Trust reserves the right at any time through the Board to amend, modify, suspend or terminate this Plan but no such action shall adversely affect a Participating Trustee's, or former Participating Trustee's, memorandum account or permit payment to be made, except as provided in Section 4.3 at a date earlier than the first business day of the calendar year immediately following the year in which a Participating Trustee ceases to be a Trustee.

                           ARTICLE VI - EFFECTIVE DATE

6.1 This Plan shall be effective commencing with the calendar year 1981 and the initial election of Participating Trustees shall be filed with the Trust on or before December 31, 1980.